Exhibit 99.1

December 2nd, 2024

Innovex completes purchase of Downhole Well Solutions

HOUSTON – December 2, 2024 – Innovex International, Inc. (NYSE: INVX) (“Innovex”), a leading provider of products and technologies to the oil and gas industry, is pleased to announce that it has completed the acquisition of the remaining equity ownership of Downhole Well Solutions, LLC (“DWS”). Innovex previously made a minority investment in DWS in May 2023 and is pleased to continue its successful partnership with DWS and its management team.

Founded in 2019, DWS is a leading provider of proprietary drilling optimization and friction reduction tools that are rented to operators in multiple US Land markets. DWS’ commitment to customer satisfaction and the superior performance of their unique tools have allowed them to quickly establish themselves as one of the premier providers of downhole drilling optimization tools in the US Land market.

“This acquisition adds another industry leading technology to Innovex’s product portfolio, enabling Innovex to offer customers a more complete portfolio,” said Adam Anderson, CEO of Innovex. “DWS has established a culture that is an excellent fit with Innovex’s ‘No Barriers’ culture, and we look forward to working together to deliver superior growth, cash flow, and returns for our shareholders.”

“We are excited to join forces with Innovex and take the next step in our partnership,” said Taylor Janca, Managing Partner of DWS. “Combining with Innovex provides an ideal platform to further expand our technologies in the US Land market as well as establish ourselves in several international markets where there is strong demand for our technologies.”

A presentation providing further information on the transaction can be found on Innovex’s investors website at https://investors.innovex-inc.com/.

About Innovex International

Innovex International, Inc (NYSE: INVX) is a Houston-based company established in 2024 following the merger of Dril-Quip, Inc and Innovex Downhole Solutions.

Our comprehensive portfolio extends throughout the lifecycle of the well; and innovative product integration ensures seamless transitions from one well phase to the next, driving efficiency, lowering cost, and reducing the rig site service footprint for the customer.

With locations throughout North America, Latin America, Europe, the Middle East and Asia, no matter where you need us, our team is readily available with technical expertise, conventional and innovative technologies, and ever-present customer service.

Contact Information

Investor Relations:

Erin Fazio, Director of Corporate Finance

erin_fazio@dril-quip.com

Media Relations:

Nichola Alexander, Senior Director of Marketing

nichola.alexander@innovex-inc.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the performance and benefits of the Company’s products. Forward-looking statements are based upon certain assumptions and analyses made by the Company in light of its experience and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, operating risks and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.